EXHIBIT 99.1

RPM’s Growth Plans Warrant Change in Audit Firm

MEDINA, Ohio – June 23, 2005 – RPM International Inc. (NYSE: RPM) today announced that its Audit Committee has appointed Ernst & Young LLP to be RPM’s independent audit firm commencing with its fiscal year ending May 31, 2006. RPM emphasized that this change is not the result of any disagreements or dissatisfaction with the work of its current outside audit firm, Ciulla, Smith & Dale, LLP, who will complete the audit of RPM for the fiscal year ended May 31, 2005.

“We are looking forward to beginning this new relationship with Ernst & Young and are making this announcement now to position them to begin to review our fiscal 2006 first quarter results,” stated Frank C. Sullivan, president and CEO. “Our long term business strategy, which includes substantial growth in overseas markets as reflected in our more recent acquisitions, is a compelling fit with the global capacity and capabilities of Ernst & Young. The firm’s overall expertise and substantial presence in Northeast Ohio are other reasons they were the best choice to serve as RPM’s new independent auditor.”

In commenting on the long-term relationship with Ciulla, Smith & Dale, Mr. Sullivan stated that, “Ciulla, Smith & Dale, based in Cleveland and Detroit, and led by partners Joe Ciulla, Rob McMinn and a dedicated team of outstanding professionals, has served RPM very capably and with distinction for many years. Our shareholders, board of directors and employees have all benefited from not only the firm’s excellent competence, but also from their enduring commitment to integrity and professionalism.” Mr. Sullivan added, “We are anticipating a smooth and orderly transition over the coming weeks.”

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president of finance and communication, at 330-273-8820 or ghasman@rpminc.com

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